April 18, 2019

Office of the Chief Accountant Securities and Exchange Commission 100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated April 18, 2019 of Skinvisible, Inc. (the "Company") to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ AMC Auditing

AMC Auditing Las Vegas, Nevada

8250 W Charleston Blvd, Suite 100 – Las Vegas, NV 89117 Phone: (888) 727-8251 – Fax: (888) 782-2351